EXHIBIT 99.1

3120 W. Lake Center Drive Santa Ana, California 92704 Tel. (714) 825-5200

News Release

CONTACT:	Maria Davis Media Relations (714) 825-5122	Suzanne Shirley Investor Relations (714) 825-5491

FOR IMMEDIATE RELEASE

PacifiCare Appoints Shirley S. Chater, Ph.D,
to its Board of Directors

     SANTA ANA, Calif., Aug. 30, 2001 — PacifiCare Health Systems, Inc. (Nasdaq: PHSY), today announced that it has appointed Shirley S. Chater, Ph.D., to its board of directors. Dr. Chater served as the Commissioner of the U.S. Social Security Administration from 1993 to 1997, where she was responsible for 65,000 employees and an annual budget of more than $480 billion. During her term she led a “putting customers first” strategy that streamlined services and received the “highest ranking” of success for customer service from DALBAR Inc. publisher of Mutual Fund Market News.

     PacifiCare’s board now consists of 10 members, with David A. Reed serving as chairman. “Shirley’s tremendous leadership skills and experience in the development and implementation of strategic plans to improve business will be an asset to PacifiCare,” said Reed.

     “We are pleased to have Shirley join our board of directors,” said Howard G. Phanstiel, president and chief executive officer of PacifiCare Health Systems. “Her experience in health care, government and education will complement PacifiCare’s transition into a full-service health care company.”

     In addition to her public sector experience, Dr. Chater served as the president of Texas Woman’s University where she led a major restructuring effort to increase enrollment and stabilize finances. Previously, she served as a faculty member at University of California at San Francisco and University of California, Berkeley. She also held the position of vice chancellor for Academic Affairs at the

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Chater Release
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University of California at San Francisco.

     Dr. Chater has served on several boards and commissions including the board of Social Security and Medicare Trust Funds, United Educators Insurance Risk Retention Group Inc., Carnegie Foundation for the Advancement of Teaching, Robert Wood Johnson Executive Nurse Fellows Program, The Susan G. Komen Breast Cancer Foundation and the United Way.

     Dr. Chater received her bachelor of science degree from the University of Pennsylvania, her master of science degree from the University of California at San Francisco and her Ph.D. from the School of Education at the University of California, Berkeley. She holds a certificate in management from the Sloan School of Management, Massachusetts Institute of Technology. She also has received 13 honorary doctoral degrees.

     Dedicated to making people’s lives better, PacifiCare Health Systems is one of the nation’s largest health care services companies. Primary operations include managed care and other health insurance products for employer groups and Medicare beneficiaries in eight western states and Guam. Other specialty products and operations include behavioral health services, life and health insurance, dental and vision services and pharmacy benefit management. More information on PacifiCare Health Systems can be obtained at www.pacificare.com.

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